Exhibit 10.62

Execution Version

Revolving Credit Facility CUSIP Number: 858120AE8

$1,200,000,000

CREDIT AGREEMENT

Dated as of July 19, 2023

Among

STEEL DYNAMICS, INC.
as Borrower

and
THE INITIAL LENDERS, INITIAL ISSUING BANKS AND
SWING LINE BANK NAMED OR DESCRIBED HEREIN
as Initial Lenders, Initial Issuing Banks and Swing Line Bank

and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

and
BANK OF AMERICA, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION and

JPMORGAN CHASE BANK, N.A.

as Syndication Agents

and

BOFA SECURITIES, INC.,
PNC CAPITAL MARKETS LLC and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

and

MORGAN STANLEY SENIOR FUNDING, INC.

bmo harris bank n.a.

CITIZENS BANK, N.A.
FIFTH THIRD BANK, NATIONAL ASSOCIATION and

Truist BANK,
as Documentation Agents

SDI – Credit Agreement

Article III

CONDITIONS OF EFFECTIVENESS, LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.01.	Conditions Precedent to the Closing Date	76
Section 3.02.	Conditions Precedent to Each Borrowing and Issuance and Renewal	78
Section 3.03.	Determinations Under Section 3.01	79

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	79

Article V

COVENANTS OF THE BORROWER

Section 5.01.	Affirmative Covenants	83
Section 5.02.	Negative Covenants	85
Section 5.03.	Reporting Requirements	89
Section 5.04.	Financial Covenants	91

Article VI

EVENTS OF DEFAULT

Section 6.01.	Events of Default	92
Section 6.02.	Actions in Respect of the Letters of Credit upon Default	94

Article VII

THE ADMINISTRATIVE AGENT, ETC.

Section 7.01.	Authorization and Action	95
Section 7.02.	Reliance, Etc.	95
Section 7.03.	Bank of America, PNC Bank, Wells Fargo Bank, National Association and Affiliates	96
Section 7.04.	Lender Party Credit Decision	96
Section 7.05.	Indemnification	97
Section 7.06.	Successor Administrative Agent	98
Section 7.07.	The Joint Lead Arrangers, the Syndication Agents and the Documentation Agents	99
Section 7.08.	Lender Representations	99
Section 7.09.	Erroneous Payments	100

ii	SDI – Credit Agreement

iii	SDI – Credit Agreement

SCHEDULES

Schedule A	-	Existing Letters of Credit
Schedule I	-	Commitments
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 5.02(a)	-	Liens
Schedule 5.02(b)	-	Surviving Debt

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Opinion of Barrett McNagny LLP, Counsel to the Borrower
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Certificate of Beneficial Ownership

iv	SDI – Credit Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of July 19, 2023, is among STEEL DYNAMICS, INC., an Indiana corporation (the “Borrower”), the banks, financial institutions and other lenders listed on the signature pages hereto as “Lenders” (the “Initial Lenders”), PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”) and BANK OF AMERICA, N.A. (“Bank of America”), as the initial issuing banks (the “Initial Issuing Banks” and, together with the Initial Lenders, the “Initial Lender Parties”), PNC Bank, as the Swing Line Bank (as hereinafter defined), and PNC Bank, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent”), for the Lender Parties (as hereinafter defined), Bank of America, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”) and JPMORGAN CHASE BANK, N.A. as Syndication Agents, MORGAN STAnlEY SENIOR FUNDING, INC., BMO HARRIS BANK N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION and TRUIST BANK, as Documentation Agents, and BofA Securities, Inc., PNC CAPITAL MARKETS LLC and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”) and Joint Bookrunners. In consideration of the premises and the agreements, provisions and covenants herein contained the parties hereto agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means, the account of the Administrative Agent maintained by the Administrative Agent at its offices in PNC Firstside Center, 500 First Avenue, P7-PFSC-04-I, Pittsburgh, Pennsylvania 15219, as confirmed by the Administrative Agent in writing to the Lender Parties or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means, a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance, an Incremental Revolving Credit Advance or an Incremental Term Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

“Agent Parties” has the meaning specified in Section 8.02(c)(ii).

“Agreement” has the meaning specified in the preamble hereof.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by the Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, and (ii) the Borrower or Subsidiary was the sole “Affected Party”; or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Borrower or Subsidiary of the Borrower party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Borrower or Subsidiary of the Borrower party to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by the Borrower or Subsidiary exceeds (ii) the present value of the future cash flows to be received by the Borrower or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen, Swiss Francs, Canadian Dollars, Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.05, in each case as long as there is a published RFR Rate or Eurocurrency Rate, as applicable, or a Benchmark Replacement effected pursuant to Section 2.18 with respect thereto.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to RFR Advances and Letters of Credit to which an RFR would apply, the applicable Daily Simple RFR Lookback Day and (ii) with respect to Eurocurrency Rate Advances and Letters of Credit to which a Eurocurrency Rate would apply, the applicable Eurocurrency Rate Lookback Day, and (iii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Bank, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

2	SDI – Credit Agreement

“Alternative Currency Sublimit” means an amount equal to the lesser of the Commitments and $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business, and any regulations or directives promulgated, issued or enforced under these provisions, all as amended, supplemented or replaced from time to time.

“Anti-Terrorism Laws” means any Laws in force or hereinafter enacted relating to terrorism, money laundering, Sanctions or Sanctioned Persons, including Executive Order No. 13224, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated, issued or enforced under these provisions, all as amended, supplemented or replaced from time to time

“Applicable Lending Office” means, as to any Lender Party, the office or offices of such Person described as such in such Lender Party’s Administrative Questionnaire, or such other office or offices as a Lender Party may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender Party or any domestic or foreign branch of such Lender Party or such Affiliate. Unless the context otherwise requires each reference to a Lender Party shall include its applicable Applicable Lending Office.

3	SDI – Credit Agreement

“Applicable Margin” means, from time to time, a percentage per annum determined by reference to the higher Pricing Level determined by (x) the Total Net Leverage Ratio and (y) the Debt Rating (provided that if the Pricing Level determined by the Total Net Leverage Ratio is two or more Pricing Levels above the Pricing Level determined by reference to the Debt Rating, the Pricing Level that is one level above the level determined by reference to the Debt Ratings will apply) as set forth below:

Pricing Level	Total Net Leverage Ratio	Debt Rating	Applicable Margin for Eurocurrency Rate, Daily SOFR Rate, Term SOFR Rate and RFR Rate advances	Applicable Margin for Base Rate advances
Level I (Highest)	<0.50:1.00	≥ A- / A3 / A-	1.000%	0.000%
Level II	≥ 0.50:1.00 and 1.00:1.00	BBB+ / Baa1 / BBB+	1.125%	0.125%
Level III	≥ 1.00:1.00 and < 1.75:1.00	BBB / Baa2 / BBB	1.250%	0.250%
Level IV	≥ 1.75:1.00 and < 2.50:1.00	BBB- / Baa3 / BBB-	1.375%	0.375%
Level V	≥ 2.50:1.00 and < 3.25:1.00	BB+ / Ba1 / BB+	1.500%	0.500%
Level VI (Lowest)	≥ 3.25:1.00	≤ BB / Ba2 / BB	1.750%	0.750%

With regards to determination by reference to the Total Net Leverage Ratio, the Applicable Margin for each Base Rate Advance, the Applicable Margin for each Eurocurrency Rate Advance, the Applicable Margin for each RFR Rate Advance, the Applicable Margin for each Daily SOFR Rate Advance and the Applicable Margin for each Term SOFR Rate Advance shall be determined by reference to the ratio in effect from time to time as reflected in the financial statements most recently delivered pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that in any event, (a) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Financial Officer of the Borrower demonstrating such ratio, and (b) the Applicable Margin shall be at Level V for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (a) of this proviso as and when required under Section 5.03(b) or (c), as the case may be. With regards to determination by reference to the Debt Ratings, the Applicable Margin shall be determined initially based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(a)(v). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of the relevant rating agencies shall be materially changed, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

4	SDI – Credit Agreement

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.04(c) that are outstanding at such time, each such other Revolving Credit Lender, (c) the Swing Line Facility (i) the Swing Line Bank and (ii) if other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.04(b) that are outstanding at such time, each such other Revolving Credit Lender, (d) any Incremental Revolving Credit Facility, a Lender that has an Incremental Revolving Credit Commitment under such Incremental Revolving Credit Facility at such time, and (e) any Incremental Term Facility, a Lender that has an Incremental Term Commitment or an Incremental Term Advance under such Incremental Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means, an assignment and assumption entered into by a Lender Party and an Eligible Assignee, and (to the extent required) accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Australian Dollars” means the lawful currency of Australia.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Currencies” means, at any time, Dollars and all Alternative Currencies at such time; individually, an “Available Currency”.

5	SDI – Credit Agreement

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” has the meaning specified in the recitals of parties to this Agreement.

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)	the Prime Rate;

(b)	1/2 of 1.0% per annum above the Overnight Bank Funding Rate; and

(c)	the Daily SOFR Rate, plus 1.00%, so long as the Daily SOFR Rate is offered, ascertainable and not unlawful (if such Daily SOFR Rate would be less than zero, then such rate shall be deemed to be zero for purposes hereof).

If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Overnight Bank Funding Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate shall be effective on the effective date of such change.

“Base Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(i). All Base Rate Advances shall be denominated in Dollars.

“Beneficial Owner” shall mean, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

6	SDI – Credit Agreement

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means, the account of the Borrower maintained by the Borrower with BMO Harris Bank N.A., as confirmed in writing by the Borrower to the Administrative Agent, or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or an Incremental Borrowing.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania; provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Advance or Daily SOFR Rate Advance, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Eurocurrency Rate Advance, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) RFR Rate Advance, the term “Business Day” means any such day that is also an RFR Business Day.

“Canadian Dollar” means the lawful currency of Canada.

“CDOR Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” shall mean, for the Borrower, a certificate in substantially the form of Exhibit F hereto (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, (x) the Beneficial Owner of the Borrower or (y) the relevant exemption applicable to the Borrower, as applicable.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

7	SDI – Credit Agreement

“Change of Control” means, the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Borrower; or (b) individuals who on the Closing Date constitute the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination by the board of directors of the Borrower for election by the Borrower’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors of the Borrower then in office who either were members of the board of directors of the Borrower on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office.

“Closing Date” means, the first date on which the conditions set forth in Article III shall have been satisfied.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, an Incremental Revolving Credit Commitment or an Incremental Term Commitment.

8	SDI – Credit Agreement

“Commitment Fee” means a percentage per annum determined by reference to the higher Pricing Level determined by (x) the Total Net Leverage Ratio and (y) the Debt Rating (provided that if the Pricing Level determined by the Total Net Leverage Ratio is two or more Pricing Levels above the Pricing Level determined by reference to the Debt Rating, the Pricing Level that is one level above the level determined by reference to the Debt Rating will apply) (the “Commitment Fee Percentage”) as set forth below:

Pricing Level	Total Net Leverage Ratio	Debt Rating	Unused Commitment Fee
Level I (Highest)	<0.50:1.00	≥ A- / A3 / A-	0.110%
Level II	≥ 0.50:1.00 and < 1.00:1.00	BBB+ / Baa1 / BBB+	0.150%
Level III	≥ 1.00:1.00 and < 1.75:1.00	BBB / Baa2 / BBB	0.175%
Level IV	≥ 1.75:1.00 and < 2.50:1.00	BBB- / Baa3 / BBB-	0.200%
Level V	≥ 2.50:1.00 and < 3.25:1.00	BB+ / Ba1 / BB+	0.250%
Level VI (Lowest)	≥ 3.25:1.00	≤ BB / Ba2 / BB	0.275%

With regards to determination by reference to the Total Net Leverage Ratio, the Commitment Fee shall be determined by reference to the ratio in effect from time to time as reflected in the financial statements most recently delivered pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that in any event, (a) no change in the Commitment Fee shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Financial Officer of the Borrower demonstrating such ratio, and (b) the Commitment Fee shall be at Level V for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (a) of this proviso as and when required under Section 5.03(b) or (c), as the case may be. With regards to determination by reference to the Debt Ratings, the Commitment Fee shall be determined initially based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(a)(v). Thereafter, each change in the Commitment Fee resulting from a publicly announced change in the Debt Rating shall be effective on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of the relevant rating agencies shall be materially changed, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Commitment Fee shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Communications” has the meaning specified in Section 8.02(c)(ii).

“Confidential Information” has the meaning specified in Section 8.11.

9	SDI – Credit Agreement

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, of any Person for any period, the net income (or loss) of such Person for such period determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of goodwill and other intangible assets, in each case reflected on the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.03, determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date of determination, the Consolidated stockholders’ equity (including redeemable non-controlling interests) of the Borrower at such time, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means, at any date of determination the sum of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as at such date of determination, and (b) Consolidated Net Worth as at such date of determination.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement (other than Obligations to make take-or-pay or similar payments pursuant to contracts entered into by such Person in the ordinary course of business not inconsistent with the prior practice of such Person) or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

10	SDI – Credit Agreement

“Covered Entity” means (a) the Borrower, each of the Borrower’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the Voting Interests for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Currency” means Dollars or any Alternative Currency and “Currencies” shall mean, collectively, Dollars and each Alternative Currency.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1.0%) (a) the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Borrower.

“Daily Rate Advance” means a (i) RFR Rate Advance or (ii) Daily SOFR Rate Advance.

“Daily Simple RFR” means, for any day (an “RFR Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1.0%) (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:

(a) Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website;

(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

(c) Yen, (i) TONAR for the day (such day, adjusted as applicable as set forth herein, the “TONAR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such TONAR is published by the TONAR Administrator on the TONAR Administrator’s Website; and

11	SDI – Credit Agreement

(d) Swiss Franc, SARON for the day (such day, adjusted as applicable as set forth herein, the “SARON Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SARON is published by the SARON Administrator on the SARON Administrator’s Website.

provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR rate for each outstanding RFR Rate Advance shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrower of the adjusted Daily Simple RFR rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Advance” means an Advance that bears interest at a rate based on a Daily Simple RFR.

“Daily Simple RFR Lookback Days” means, collectively, SONIA Lookback Day, €STR Lookback Day, TONAR Lookback Day and SARON Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1.0%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second (2nd) Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first (1st) Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

12	SDI – Credit Agreement

“Daily SOFR Rate” means Daily 1M SOFR.

“Daily SOFR Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(ii).

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business); (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessee under Finance Leases; (f) all Obligations of such Person under acceptance, letter of credit or similar facilities; (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof; (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. Notwithstanding the foregoing, Debt shall only include that portion of the Obligations owed by a Subsidiary that is a Joint Venture in an amount calculated as the Joint Venture’s total Obligations times the Person’s proportionate share of ownership of the Joint Venture.

“Debt-Cap Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as at such date of determination, to (b) Consolidated Total Capitalization of the Borrower and its Subsidiaries as at such date of determination.

“Debt for Borrowed Money” of any Person means, without duplication, all items described in clauses (a), (c), (e), (f) and, to the extent it supports an obligation of the type described in any of clauses (a), (c), (e) and (f), any item described in clause (i) or (j), in each case of the definition of “Debt”.

13	SDI – Credit Agreement

“Debt Rating” means, as of any date of determination, the long term unsecured senior, non-credit enhanced debt rating of the Borrower by S&P, Moody’s and Fitch. For determination of the Pricing Level by reference to the Debt Rating, in the case of a split rating and there are three ratings, the rating assigned by two agencies or the middle rating will apply; if there are only two ratings, the higher rating will apply or, in the case of a multiple split rating, the rating that is one level lower than the higher rating will apply; if there is only one rating, the rating one level lower than such rating will apply; and if there is no rating, the lowest rating will apply.

“Default” means, any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Termination Notice” has the meaning specified in Section 2.01(c).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i)  perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Advances, within three Business Days of the date required to be funded by it hereunder, unless, other than with respect to participations in respect of Letters of Credit or Swing Line Advances, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within three Business Days of the date when due (b) has notified the Borrower or the Administrative Agent or any Issuing Bank or Swing Line Bank in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund an Advance (other than a participation in respect of Letters of Credit or Swing Line Advances) hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy law, (ii) become the subject of a Bail-in Action, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or a custodian appointed for it, or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Bank and each Lender.

14	SDI – Credit Agreement

“Designated Jurisdiction” means, at any time, any country, region or territory that itself is the subject or target of any Sanctions (including without limitation, one that is specifically targeted by a Sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.

“Disclosed Litigation” has the meaning specified in Section 3.01(c).

“Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Advances and Letters of Credit denominated in an Alternative Currency to which the Eurocurrency Rate would apply), the applicable Daily RFR Lookback Day (for amounts relating to RFR Advances and Letters of Credit denominated in an Alternative Currency to which a Daily Simple RFR would apply) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Advances to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

15	SDI – Credit Agreement

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, and without duplication of (a) Consolidated Net Income, excluding any extraordinary, unusual or nonrecurring gains and any extraordinary, unusual or nonrecurring losses comprised of Non-Cash Charges; (b) interest expense; (c) income tax expense; (d) depreciation expense; (e) amortization expense; (f) (i) non-recurring integration, transition, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, acquisitions after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs, technology upgrades and implementation costs), and other restructuring charges (including restructuring costs related to acquisitions after the Closing Date and to closures or consolidation of facilities, retention charges and excess pension charges), and (ii) non-recurring, reasonably identifiable and factually supportable cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with, and within 12 months of the consummation of, any Specified Transaction, or within 12 months of the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis), net of the amount of actual benefits realized during such period from such actions, provided, that the aggregate amounts added pursuant to this clause (f) for any Measurement Period shall not exceed 15.0% of Consolidated EBITDA for such Measurement Period (as determined prior to adding back any amount pursuant to this clause (f)); (g) any costs, expenses or charges (including legal, tax, structuring and other non-recurring professional fees, costs and expenses) related to any equity offering, Investment, acquisition or Debt permitted to be incurred by or in connection with the Loan Documents including refinancings, amendments, modifications, or repayments thereof (in each case, whether or not successful); and (h) unrealized gains or losses associated with financial instruments, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period (and, in the case of clauses (b) through (h), to the extent deducted or added in determining the net income described in clause (a)).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means, any commercial bank, financial institution or finance company (including, without limitation any Approved Fund) as approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing at the time of such assignment, by the Borrower (such approvals not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof (it being agreed, however, that if such written notice shall have been delivered by means of electronic mail (pursuant to Section 8.02(b) hereof), then such notice shall be confirmed by a telephone call to the specified contact set forth in Section 8.02(a)); provided, however, that (a) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition and (b) no approval of the Administrative Agent or the Borrower shall be required for assignments to Affiliates or Approved Funds of Lender Parties or for assignments to Lenders.

16	SDI – Credit Agreement

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means, any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means, any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means, any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means, the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

17	SDI – Credit Agreement

“ERISA Event” means, (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Internal Revenue Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Erroneous Payment” has the meaning assigned to it in Section 7.09(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.09(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.09(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 7.09(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.09(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

18	SDI – Credit Agreement

“Eurocurrency Banking Day” means any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Canadian Dollars, any day on which banks are open for business in Canada; or (ii) Australian Dollars, any day on which banks are open for business in Australia.

“Eurocurrency Rate” means, (a) with respect to Advances denominated in Canadian Dollars for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the interest rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 100,000 of 1.0% per annum (i.e., the fifth digit after the decimal), at approximately 11:00 a.m. (Toronto, Ontario time), two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that if by such time such rate does not appear on the Bloomberg page BTMM CA, the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day, by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Percentage; provided further that any CDOR Rate so determined based on the immediately preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “CDOR Lookback Day”); or

(b) with respect to Advances denominated in Australian Dollars for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the interest rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) for the applicable Interest Period, rounded upwards, at the Administrative Agent’s discretion, to the nearest 100,000 of 1.0% (i.e., the fifth digit after the decimal) per annum at approximately 10:00 a.m. (Sydney, Australia time), two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period, by (ii) a number equal to 1.00 minus the Eurocurrency Rate Reseve Percentage; provided, that if by such time the Australian Bank Bill Swap Bid Rate in respect of such day has not been so published, or such day is not a Business Day, then the Australian Bank Bill Swap Bid Rate for such day will be the Australian Bank Bill Swap Bid Rate as published in respect of the first preceding Business Day for which such Australian Bank Bill Swap Bid Rate was published thereon; provided further that any Australian Bank Bill Swap Bid Rate so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Australian Rate Lookback Day”);

provided, that if the adjusted Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Advances shall be based upon the Eurocurrency Rate for the Currency in which such Advances are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrower of the Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

19	SDI – Credit Agreement

“Eurocurrency Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(iv).

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Advances.

“Events of Default” has the meaning specified in Section 6.01.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means that certain Credit Agreement, originally dated as of December 3, 2019, among the Borrower, PNC Bank, as administrative agent, Bank of America, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, as syndication agents, BofA Securities, Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners, Citizens Bank, N.A., Morgan Stanley Senior Funding, Inc., SunTrust Bank, Fifth Third Bank, National Association and BMO Harris Bank N.A., as documentation agents, and the lenders party thereto, as amended through the date hereof.

“Existing Debt” means, the Debt of the Borrower and its Subsidiaries outstanding immediately before the Closing Date.

“Existing Letters of Credit” means the “Letters of Credit” issued pursuant to, and as defined in, the terms of the Existing Credit Agreement, and listed on Schedule A hereto.

“Facility” means, the Revolving Credit Facility, the Swing Line Facility, the Letter of Credit Facility, each Incremental Revolving Credit Facility (if any), or each Incremental Term Facility (if any).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

20	SDI – Credit Agreement

“Federal Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 191 et seq., as amended.

“Fee Letter” means each of the fee letters, dated on or prior to the date hereof, made between or among any of the Administrative Agent, Joint Lead Arrangers, the Initial Lender Affiliates of such Joint Lead Arrangers and the Borrower, and entered into in respect of this Agreement and the Facilities.

“Finance Leases” of any Person means, at the time of any determination thereof is to be made, the amount of the liability in respect of a finance lease under GAAP that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

“Financial Officer” means, any of the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Assistant Secretary.

“Fitch” means Fitch, Inc., or its successors.

“Fiscal Year” means, a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Floor” means a rate of interest per annum equal to 0.00%

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Advances other than any portion as to which such Defaulting Lender’s purchase obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Pro Rata Share of Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

21	SDI – Credit Agreement

“Hazardous Materials” means, (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means, interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Immaterial Subsidiaries” means, all Subsidiaries identified by the Borrower as such; provided that (i) the total aggregate value of assets of all such Subsidiaries does not exceed 10.0% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries (based on the Consolidated balance sheet of the Borrower and its Subsidiaries), as of the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), (ii) the aggregate EBITDA of all such Subsidiaries does not exceed 10.0% of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), based on the Consolidated financial statements of the Borrower and its Subsidiaries, (iii) the aggregate value of assets of any such Subsidiary does not exceed 2.50% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries (based on the Consolidated balance sheet of the Borrower and its Subsidiaries), as of the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), and (iv) the Consolidated EBITDA of any such Subsidiary and any of its respective Subsidiaries does not exceed 2.50% of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of the Fiscal Year of the Borrower most recently ended for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b), based on the Consolidated financial statements of the Borrower and its Subsidiaries.

“Incremental Amount” means, at any time (a) $500,000,000 minus (b) the total aggregate principal amount of all Incremental Revolving Credit Commitments and Incremental Term Commitments issued under all Incremental Facilities established prior to such time pursuant to Section 2.17 in reliance on this Incremental Amount (including, without duplication, all Incremental Term Commitments which were subsequently funded as Incremental Term Advances, all Incremental Term Advances which were subsequently repaid and all Incremental Revolving Credit Commitment which were subsequently terminated).

“Incremental Assumption Agreement” means an “Incremental Assumption Agreement,” in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers, made among the Borrower, the Administrative Agent, each Lead Arranger, and one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders.

“Incremental Borrowing” means a borrowing consisting of either Incremental Term Advances or Incremental Revolving Credit Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period.

“Incremental Facility” has the meaning specified in Section 2.17(a).

22	SDI – Credit Agreement

“Incremental Facility Effective Date” has the meaning specified in Section 2.17(f).

“Incremental Lender” means an Incremental Term Lender or an Incremental Revolving Credit Lender, as applicable.

“Incremental Revolving Credit Advances” means revolving credit advances made by one or more Incremental Revolving Credit Lenders to the Borrower pursuant to Section 2.01(d), and subject to the terms of Section 2.17.

“Incremental Revolving Credit Commitment” means the commitment of any Incremental Revolving Credit Lender, established pursuant to Section 2.17, to make Incremental Revolving Credit Advances to the Borrower.

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.17(a).

“Incremental Revolving Credit Lender” means any bank, financial institution or other Person with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Credit Advance.

“Incremental Term Advances” means term loan advances made by one or more Incremental Term Lenders to the Borrower pursuant to Section 2.01(d).

“Incremental Term Commitment” means the commitment of any Incremental Term Lender, established pursuant to Section 2.17, to make Incremental Term Advances to the Borrower.

“Incremental Term Facility” has the meaning specified in Section 2.17(a).

“Incremental Term Lender” means any bank, financial institution or other Person with an Incremental Term Commitment or an outstanding Incremental Term Advance.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means any confidential information memorandum used by the Joint Lead Arrangers in connection with the syndication of the Commitments.

“Initial Issuing Banks,” “Initial Lender Parties” and “Initial Lenders” each has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money, in each case, of or by the Borrower and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

23	SDI – Credit Agreement

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Advances bear interest as a Term Rate Advance. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one-month, three-months, or six-months as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, that, the duration of each Interest Period with respect to a Eurocurrency Rate Advance shall be one month; provided, further, that:

(a)            the Borrower may not select any Interest Period with respect to any Term Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and all Term Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)            Interest Periods commencing on the same date for Term Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(e)            at any one time no more than ten different Interest Periods shall be in effect.

“Internal Revenue Code” means, the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means, any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

24	SDI – Credit Agreement

“ISP Rules” has the meaning specified in Section 8.13.

“Issuing Bank” means, each Initial Issuing Bank, any other financial institution approved as an Issuing Bank by the Administrative Agent and the Borrower, any Eligible Assignee to which all or a portion of a Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its assumption of such duties, for so long as such Initial Issuing Bank, financial institution or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment and in any case with respect to the Existing Letters of Credit, PNC Bank and Bank of America.

“Joint Lead Arrangers” has the meaning specified in the recitals of parties to this Agreement.

“Joint Venture” means a business arrangement in which two or more Persons agree to pool their resources for the purpose of accomplishing a specific project or other business activity and may take the form of a corporation, limited liability company, partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“L/C Cash Collateral Account” means a deposit account established at the Administrative Agent (or such other financial institution as the Administrative Agent shall designate, and subject to a deposit account control agreement), which may be established upon the direction of the Administrative Agent, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms hereunder, for the purpose of holding cash collateral to secure the Borrower’s reimbursement Obligations with respect to Letters of Credit, to the extent required by the terms hereunder.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any governmental body, foreign or domestic.

“Latest Maturity Date” means, as of any date of determination, the latest scheduled “Termination Date” that is applicable to (a) the Revolving Credit Facility under clause (x)(b), and (b) any Incremental Facility that is outstanding as of such date of determination, under clause (y) of the definition of “Termination Date”.

“Lender Party” means, any Lender, any Issuing Bank or the Swing Line Bank.

“Lenders” means, the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 or Section 2.17(c), in each case, for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

25	SDI – Credit Agreement

“Letter of Credit Advance” means, an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank or a subsequent Issuing Bank has entered into an Assignment and Assumption, set forth for each such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $125,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” means, collectively, (a) the letters of credit issued pursuant to Section 2.01(c) hereof from time to time and (b) the Existing Letters of Credit.

“Lien” means, any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means, for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii) the Notes, (iii) each Letter of Credit Agreement and (iv) each Incremental Assumption Agreement (if any).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower to perform its Obligations under the Loan Documents; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of the Loan Documents.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Measurement Period” means, as of each date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which financial statements are required to have been delivered pursuant to Section 5.03(b) or 5.03(c).

26	SDI – Credit Agreement

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Multiemployer Plan” means, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Debt For Borrowed Money” of any Person means (a) Debt for Borrowed Money, less (b) Unrestricted Cash in an amount not to exceed $750,000,000.

“Non-Cash Charges” means, with respect to the Borrower and its Subsidiaries, for any period, the aggregate non-cash charges and expenses reducing net income of the Borrower and its Subsidiaries for such period, all as determined on a Consolidated basis (including, without limitation, non-cash charges for unrealized derivative positions, inventory adjustments (lower of cost or market) and grants of equity compensation); provided that “Non-Cash Charges” shall not include any such charges that require an accrual of or a reserve for cash for any future period.

“Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A hereto, evidencing the maximum aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended, endorsed, extended or otherwise modified from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b)(ii).

“Notice of Termination” has the meaning specified in Section 2.01(c).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document, (b) any Erroneous Payment Subrogation Rights, and (c) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

27	SDI – Credit Agreement

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Lender Party, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 8.16.

“PBGC” means, the Pension Benefit Guaranty Corporation (or any successor).

28	SDI – Credit Agreement

“Permitted Liens” means, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or otherwise are contested in good faith and for which a bond shall have been posted in the amount of such obligations and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means, an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, a Single Employer Plan or a Multiple Employer Plan.

“Platform” means Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system.

“PNC Bank” has the meaning specified in the recital of parties to this Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means, the rate publicly quoted from time to time by the Administrative Agent. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means (a) with respect to the determination of the Borrower’s compliance with the financial maintenance covenants as required pursuant to Sections 5.04(a) and 5.04(b), that all Specified Transactions which occurred during the Measurement Period ending on the date of determination for such financial maintenance covenant compliance calculation shall be deemed to have occurred on the first day of such Measurement Period; and (b) with respect to the determination of the Borrower’s compliance with any financial covenant or financial ratio test (other than compliance with the financial maintenance covenants as required pursuant to Section 5.04(a) or 5.04(b)), that (i) all Specified Transactions which occurred during the most recently ended Measurement Period shall be deemed to have occurred on the first day of such Measurement Period, and (ii) the specific transaction with respect to which such compliance is required to be determined (the “Subject Transaction”) shall be deemed to have occurred on the first day of the most recently ended Measurement Period (including the incurrence of Debt to finance (in whole or in part) the Subject Transaction (if any), and where the Subject Transaction is an incurrence of Debt, the substantially concurrent application of funds resulting from such incurrence; provided, that to the extent that any calculation of Net Debt for Borrowed Money is used in determining pro forma compliance with a Total Net Leverage Ratio test where the Subject Transaction is the incurrence of Debt, then solely for the purpose of such determination, none of the proceeds of such incurrence of Debt shall be included in “Unrestricted Cash” when determining the “Net Debt for Borrowed Money.”

29	SDI – Credit Agreement

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Process Agent” has the meaning specified in Section 8.12(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means, Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reportable Compliance Event” means any event whereby any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law or any Anti-Corruption Law.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments, except to the extent a Revolving Credit Lender is a Defaulting Lender.

30	SDI – Credit Agreement

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, any officer of the Borrower or any of its Subsidiaries, as designated in the incumbency certificate delivered on the Closing Date pursuant to Section 3.01(a)(vi) (as may be supplemented from time to time).

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Revaluation Date” means (a) with respect to any Advance, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Advance denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Advance denominated in an Alternative Currency pursuant to Section 2.09, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to each Borrowing of a RFR Rate Advance denominated in an Alternative Currency, each date such RFR Rate Advance is outstanding; and (c) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency and monthly thereafter, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or any Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Borrowing” means, a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions or joinder agreements, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.17.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, any Lender that has a Revolving Credit Commitment.

31	SDI – Credit Agreement

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, (b) Euro, €STR, (c) Swiss Francs, SARON and (d) Yen, TONAR.

“RFR Adjustment” means with respect to RFR Rate Advances, the adjustment set forth in the table below corresponding to such Alternative Currency for the corresponding Daily Simple RFR Advance:

Currency	Adjustment to Daily Simple RFR
Euros	0.0456%
Sterling	0.0326%
Swiss Francs	-0.0571%
Yen	-0.02923%

“RFR Administrator” means the SONIA Administrator, the €STR Administrator, the TONAR Administrator or the SARON Administrator, as applicable.

“RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, (ii) Sterling, a day on which banks are open for general business in London, (iii) Swiss Francs, a day on which banks are open for the settlement of payments and foreign exchange transactions in Zurich, and (iv) Yen, a day on which banks are open for general business in Japan.

“RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(iii).

“RFR Rate” means the Daily Simple RFR for the applicable Alternative Currency.

“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Rate Advances.

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctioned Country” means a country subject to a Sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (c) a Person named on the lists maintained by His Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant Sanctions authority of a jurisdiction in which the Borrower or any of its Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a Sanctions program, or (ii) a Person located, operating, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a Sanctions program or (f) a Person controlled by any such Person set forth in clauses (a) through (e) above.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the United States government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates. Notwithstanding the foregoing, the term “Sanctions” shall not include tariffs, duties, quotas or other taxes levied on imported goods or restrictions imposed on the quantity or price of imported goods by one trading partner country or region against another.

“SARON” means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Single Employer Plan” means, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

32	SDI – Credit Agreement

“SOFR Adjustment” means, for the Daily SOFR Rate, the SOFR Adjustment for a 1-month Interest Period set forth below, and for the Term SOFR Rate, the following:

SOFR Adjustment	Interest Period
10 basis points (0.10%)	For a 1-month Interest Period
10 basis points (0.10%)	For a 3-month Interest Period
10 basis points (0.10%)	For a 6-month Interest Period

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0.00%).

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Transaction” means any acquisition or disposition of an asset, business or subsidiary by the Borrower or any Subsidiary of the Borrower, in each case only to the extent that such acquisition or disposition has the effect of increasing or decreasing the Borrower’s Consolidated Net Income by at least $2,500,000 when such acquisition or disposition is given full Pro Forma Effect for the most recently completed Measurement Period, assuming that such acquisition or disposition had occurred on the first day of such Measurement Period.

33	SDI – Credit Agreement

“Spot Rate” for a currency means the rate determined by the Administrative Agent or any Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made (or, if different and if applicable, on the date specified in the definition of “Alternative Currency Equivalent” or “Dollar Equivalent”); provided that the Administrative Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means, any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of any Person means, any corporation, partnership, Joint Venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, Joint Venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Debt” means the Debt of the Borrower and its Subsidiaries outstanding immediately before and after giving effect to the Closing Date and listed on Schedule 5.02(b).

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swing Line Advance” means, an advance made by (a) the Swing Line Bank pursuant to Section 2.01(b) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means, initially, PNC Bank, and thereafter each Person that shall become the Swing Line Bank hereunder pursuant to Section 8.07.

“Swing Line Borrowing” means, a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(b) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Facility” has the meaning specified in Section 2.01(b).

“Swing Line Reserve” has the meaning specified in Section 2.02(b).

“Swiss Franc” means the lawful currency of Switzerland.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payment in Euro.

34	SDI – Credit Agreement

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Rate Advance” means the (i) Eurocurrency Rate Advance, or (ii) Term SOFR Rate Advance.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Advance applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1.0%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(v). All Term SOFR Rate Advances shall be denominated in Dollars.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” means (x) in respect of the Revolving Credit Facility, the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, and the Letter of Credit Commitment, pursuant to Section 2.05 or 6.01 and (b) July 19, 2028; and (y) with respect to each Incremental Facility, if any, the date specified as such in the applicable Incremental Assumption Agreement.

“TONAR” means a rate equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator.

35	SDI – Credit Agreement

“TONAR Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).

“TONAR Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.

“Total Net Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Net Debt For Borrowed Money of the Borrower and its Subsidiaries as at such date of determination to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, and the immediately preceding three fiscal quarters.

“Trade Letter of Credit” means, any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such inventory.

“Type” refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at the Daily SOFR Rate, Advances bearing interest at the RFR Rate, Advances bearing interest at the Eurocurrency Rate and Advances bearing interest at the Term SOFR Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means cash or cash equivalents or short term investments of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Advances and all Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the Dollar Equivalent of the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time, (C) the Swing Line Reserve at such time and (D) any Swing Line Advances made pursuant to Section 2.02(b)(ii) at such time.

36	SDI – Credit Agreement

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Interests” means, shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means, a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of the Borrower or in respect of which the Borrower could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

Section 1.02.         Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03.         Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

37	SDI – Credit Agreement

Section 1.04.         Exchange Rates; Currency Equivalents. (a)  The Administrative Agent or an Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an Issuing Bank, as applicable.

(b)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an Issuing Bank, as the case may be.

Section 1.05.         Additional Alternative Currencies.

(a)            The Borrower may from time to time request that Advances be made, and/or Letters of Credit be issued, under the Revolving Credit Facility in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Advances, such request shall be subject to the approval of the Administrative Agent and each of the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Advances, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Advances) or Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Advances or the issuance of Letters of Credit, as the case may be, in such requested currency.

38	SDI – Credit Agreement

(c)            Any failure by a Revolving Credit Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or Issuing Bank, as the case may be, to permit Advances to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Advances in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Advances; and if the Administrative Agent and applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

Section 1.06.         Change of Currency. (a)  Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07.         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application and any related document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

39	SDI – Credit Agreement

Section 1.08.         Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or any limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.09.         Interest Rate Notification. Section 2.18 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, the Daily SOFR Rate, any Eurocurrency Rate, or any Daily Simple RFR for any applicable Currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, the Daily SOFR Rate, any Eurocurrency Rate, or any Daily Simple RFR for any applicable Currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Article II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

Section 2.01.         The Advances and the Letters of Credit.

(a)            The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date (i) in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time, (ii) in an aggregate amount for all Revolving Credit Advances outstanding at any one time not to exceed an amount equal to (A) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, minus (B) the aggregate Swing Line Advances, minus (C) the aggregate Available Amount of all outstanding Letters of Credit, in each case outstanding at such time, and (iii) in an aggregate amount for all Revolving Credit Advances denominated in an Alternative Currency outstanding at any one time not to exceed, together with the aggregate amount of the Dollar Equivalent of all Letters of Credit and Letter of Credit Advances denominated in an Alternative Currency that are outstanding at such time, the Alternative Currency Sublimit. Each Revolving Credit Borrowing shall be in an aggregate amount equal to the Dollar Equivalent of $5,000,000 or an integral multiple equal to the Dollar Equivalent of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a). Revolving Credit Advances may be Eurocurrency Rate Advances, Term SOFR Rate Advances, RFR Rate Advances, or Base Rate Advances, as further provided herein.

40	SDI – Credit Agreement

(b)            The Swing Line Advances. Subject to other arrangements as referred to in Section 2.02(b)(i), the Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date until the Termination Date (i) in an aggregate amount for all Swing Line Advances not to exceed at any time outstanding $60,000,000 (the “Swing Line Facility”) and (ii) if made pursuant to Section 2.02(b)(i), in an amount not at any time exceeding the amount of the then applicable Swing Line Reserve. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in a minimum amount of no less than $100,000 and in multiples of $100,000 in excess thereof, and shall be made as a Base Rate Advance or Daily SOFR Rate Advance, as further provided herein. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

41	SDI – Credit Agreement

(c)             The Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until the date that is 60 days before the Termination Date, in an aggregate Available Amount (i) for each such Letter of Credit, together with all other outstanding Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for each such Letter of Credit not to exceed at any time the lesser of (x) such Issuing Bank’s Letter of Credit Commitment at such time and (y) the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time and (iii) for each such Letter of Credit denominated in an Alternative Currency not to exceed, together with all other outstanding Letters of Credit, Letter of Credit Advances and Revolving Credit Advances denominated in an Alternative Currency, the Alternative Currency Sublimit. It is understood and agreed that the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder for all purposes under this Agreement and the Loan Documents. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and (A) in the case of a Standby Letter of Credit, one year (constituting 365 days or 366 days, as the case may be) after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least ten Business Days prior to the then effective expiration date of its election not to renew such Standby Letter of Credit (a “Notice of Termination”; it being understood and agreed that an Issuing Bank shall not be entitled to issue a Notice of Termination with respect to such a renewal unless (i) the conditions precedent to the issuance of Letters of Credit set forth in Section 3.02 shall not have been fulfilled or waived in accordance herewith, or (ii) a Default shall have occurred and be continuing, or (iii) pursuant to such renewal the effective expiration date of such Letter of Credit would occur after the Termination Date, or (iv) such Issuing Bank shall have procured a replacement Issuing Bank) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not, unless otherwise agreed by the Issuing Bank, permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Each Standby Letter of Credit shall contain a provision authorizing the Issuing Bank thereunder to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a “Default Termination Notice”) terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c).

(d)            Incremental Advances. Each Incremental Lender having an Incremental Revolving Credit Commitment, as the case may be, agrees, on the terms and conditions set forth in Section 2.17 of this Agreement and in the applicable Incremental Assumption Agreement, to make Incremental Revolving Credit Advances to the Borrower, in an aggregate principal amount not to exceed its applicable Incremental Term Commitment or Incremental Revolving Credit Commitment, as the case may be.

42	SDI – Credit Agreement

Section 2.02.         Making the Advances.

(a)            Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third (3rd) Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Rate Advances; on the fourth (4th) Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or RFR Rate Advances; on the first (1st) Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Daily SOFR Rate Advances; or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by facsimile. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone, confirmed immediately in writing or facsimile, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing (expressed in Dollars), (v) currency of such proposed Borrowing, and (vi) in the case of a Borrowing consisting of Eurocurrency Rate Advances or Term SOFR Rate Advances, the initial Interest Period for each such Advance. Each Appropriate Lender shall, before (A) 12:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances, Term SOFR Rate Advances or RFR Rate Advances or (B) 3:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances or Daily SOFR Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances. Notwithstanding the foregoing, in no event shall the Swing Line Bank be required to fund any Swing Line Advance if any Revolving Lender is at that time a Defaulting Lender, unless the Swing Line Bank has entered into arrangements with the Borrower or such Defaulting Lender, including, without limitation, the delivery of cash collateral, or the reallocation of such Defaulting Lender’s purchase obligation, in each case in a manner that is in form and substance satisfactory to such Swing Line Bank, to eliminate such Swing Line Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iii)) with respect to the Defaulting Lender arising from either the Swing Line Advance then proposed to be funded or that Swing Line Advance and all other Swing Line Advances as to which the Swing Line Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)            (i)  Swing Line Borrowings may be made either upon notice as set forth in Section 2.02(b)(ii) below or pursuant to this Section 2.02(b)(i) on a daily basis under mechanics mutually agreed to by the Borrower and the Swing Line Bank, subject in any case to the fulfillment of the applicable conditions precedent set forth in Article III hereof. The Swing Line Reserve at any time shall be the amount most recently established by the Borrower by written notice to the Administrative Agent confirmed in writing by the Swing Line Bank as the maximum aggregate principal amount of Swing Line Borrowings to be permitted to be outstanding at any one time (the “Swing Line Reserve”). Swing Line Advances made pursuant to this Section 2.02(b)(i) shall be made without any requirement for a prior written or telephonic request given to the Administrative Agent. The Swing Line Bank will notify the Administrative Agent, on a monthly basis, of any Swing Line Advances so made. The Swing Line Bank shall not at any time permit the aggregate outstanding amount of the Swing Line Advances to exceed the then applicable amount of the Swing Line Reserve.

43	SDI – Credit Agreement

(ii)            Each Swing Line Borrowing, if not made in accordance with Section 2.02(b)(i) above, shall be made on notice, given not later than 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be in writing or by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing, (iii) maturity of such Borrowing (which maturity shall be no later than the 30th day after the requested date of such Borrowing) and (iv) the Type of Advances comprising such Borrowing (which may only be a Base Rate Advance or Daily SOFR Rate Advance). If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(iii)            Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment, and all parties hereto acknowledge and agree that the obligations of such other Revolving Credit Lenders to purchase outstanding Swing Line Advances is absolute and unconditional under all circumstances, and shall be enforceable notwithstanding the occurrence of any Default, the termination of the Revolving Credit Commitments or any other circumstances. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or the Borrower. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, or if the Swing Line Bank must disgorge or return any amounts paid by the Borrower in respect thereof, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of the Swing Line Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Base Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

44	SDI – Credit Agreement

(c)            Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Advances (other than Swing Line Advances) for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Advances (other than Swing Line Advances) shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Advances may not be outstanding as part of more than ten separate Borrowings.

(d)            Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, Daily SOFR Rate Advances, Term SOFR Rate Advances or RFR Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)            Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

45	SDI – Credit Agreement

(f)             The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03.         Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)            Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof in writing or by facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing or by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount and currency (which shall be Dollars or an Alternative Currency) of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least a majority of the Revolving Credit Commitments, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that no Issuing Bank shall be required to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements with the Borrower and/or such Defaulting Lender, including, without limitation, the delivery of cash collateral, or the reallocation of such Defaulting Lender’s purchase obligation, in each case in a manner that is in form and substance satisfactory to such Issuing Bank, to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Advances as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)            Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Administrative Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit, (ii) to each Revolving Credit Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all such Letters of Credit and (iii) to the Administrative Agent and each Revolving Credit Lender on or about the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

46	SDI – Credit Agreement

(c)             Drawing and Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the Business Day following the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested and the Issuing Bank shall deemed to have made a Letter of Credit Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in this Agreement for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

47	SDI – Credit Agreement

Upon any notice by any Issuing Bank to the Lenders pursuant to the foregoing paragraph, each Revolving Credit Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Revolving Credit Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount in Dollars equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender; provided that no Lender shall have any obligation to make any such purchase in respect of a drawing under any Letter of Credit that occurs following the Termination Date. Promptly after receipt thereof, the Administrative Agent shall transfer such funds in Dollars to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment, and all parties hereto acknowledge and agree that the obligations of such other Revolving Credit Lenders to purchase outstanding Letter of Credit Advances is absolute and unconditional under all circumstances, and shall be enforceable notwithstanding the occurrence of any Default, the termination of the Revolving Credit Commitments or any other circumstances. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the applicable Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Revolving Credit Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or the Borrower. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, or if an Issuing Bank must disgorge or return any amounts paid by the Borrower in respect thereof, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Overnight Bank Funding Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance denominated in Dollars made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)            Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e)            Cash Collateral. No later than 30 days prior to the Termination Date, in the event that any Letter of Credit has an expiration date later than the Termination Date, the Borrower shall deposit an amount equal to 100% of the Available Amount of all such Letters of Credit into the L/C Cash Collateral Account.

Section 2.04.         Repayment of Advances.

(a)            Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b)            Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the 30th day after the requested date of such Borrowing) and the Termination Date.

48	SDI – Credit Agreement

(c)            Letter of Credit Advances.

(i)            The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)            The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit, and the obligations of Revolving Credit Lenders to reimburse any Issuing Bank for Letter of Credit Advances not reimbursed by the Borrower, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)            any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)            the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)            any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)            payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(F)            any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

49	SDI – Credit Agreement

(G)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

Section 2.05.      Termination or Reduction of the Commitments.

(a)            Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)            Mandatory.

(i)            The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)           The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

Section 2.06.         Prepayments.

(a)            Optional. The Borrower may, upon notice not later than 1:00 P.M. (New York City time) at least one (1) Business Day in advance in the case of Base Rate Advances, and not later than 1:00 P.M. (New York City time) at least three (3) Business Days in advance in the case of Term SOFR Rate Advances and Daily SOFR Rate Advances, and four (4) Business Days in advance (or five (5) Business Days in advance, in the case of prepayment of Advances denominated in Special Notice Currencies) in the case of Eurocurrency Rate Advances or RFR Rate Advances denominated in Alternative Currencies, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurocurrency Rate Advance or Term SOFR Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c). Each such prepayment shall be applied, at the option of the Borrower either (i) to any Revolving Credit Facility or (ii) to the Swing Line Advances or (iii) to the Letter of Credit Advances or (iv) to any Incremental Facility. Notwithstanding the foregoing, prepayment of Swing Line Advances held by the Swing Line Bank shall not require any prior notice.

50	SDI – Credit Agreement

(b)            Mandatory.

(i)              If the Administrative Agent notifies the Borrower at any time that the sum of (A) (1) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Advances and all Letter of Credit Advances outstanding at such time plus (2) the Dollar Equivalent of the aggregate Available Amount of all Letters of Credit outstanding at such time, (3) the Swing Line Reserve at such time and (4) the aggregate principal amount of all Swing Line Advances outstanding at such time exceeds (B) an amount equal to 105% of the Revolving Credit Commitments then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Cash Collateral Account in accordance with clause (iii) below in an amount equal to the excess over an amount equal to the Revolving Credit Commitments.

(ii)            The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iii)            Prepayments of the Revolving Credit Facility made pursuant to clause (i) or (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), or (iii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account (including following the Termination Date), such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable.

(iv)            If the Administrative Agent notifies the Borrower at any time that the outstanding amount of all Revolving Credit Advances, Letters of Credit and Letter of Credit Advances denominated in Alternative Currencies at such time exceeds 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall prepay Revolving Credit Advances or Letter of Credit Advances in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

51	SDI – Credit Agreement

(v)            All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07.         Interest.

(a)            Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from and including the date of such Advance until (but excluding) the date such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a fluctuating rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)            Daily SOFR Rate Advances. During such periods as such Advance is a Daily SOFR Rate Advance, a fluctuating rate per annum equal at all times to the sum of (A) the rate based on the Daily SOFR Rate in effect from time to time plus (B) the SOFR Adjustment in effect from time to time plus (C) the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Daily SOFR Rate, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Daily SOFR Rate Advance shall be Converted or paid in full.

(iii)            RFR Rate Advances. During such periods as such Advance is a RFR Rate Advance denominated in Sterling, Euro, Yen or Swiss Francs, a fluctuating rate per annum equal at all times to the sum of (A) the RFR Rate for such Advance plus (B) the RFR Adjustment plus (C) the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the RFR Rate, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such RFR Rate Advance shall be Converted or paid in full.

(iv)            Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance denominated in Canadian Dollars or Australian Dollars, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(v)            Term SOFR Rate Advances. During such periods as such Advance is a Term SOFR Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Term SOFR Rate for such Interest Period for such Advance plus (B) the SOFR Adjustment in effect on the first day of such Interest Period plus (C) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such SOFR Rate Advance shall be Converted or paid in full.

52	SDI – Credit Agreement

(b)            Default Interest. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)            Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

Section 2.08.         Fees.

(a)            Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the Closing Date in the case of each Initial Lender (and from the effective date specified in the Assignment and Assumption pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender) until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on September 30, 2023 and on the Termination Date, at a rate per annum equal to the Commitment Fee Percentage, in each case on the average daily portion of the sum of (x) each Revolving Credit Lender’s Unused Revolving Credit Commitment plus (y) such Lender’s Pro Rata Share of the Swing Line Reserve and Swing Line Advances made pursuant to Section 2.02(b)(ii) (including all outstanding Swing Line Advances for which the Revolving Credit Lenders have not been required to make any purchase pursuant to Section 2.02(b)(iii)) during such period (excluding the Pro Rata Share of any Lender that is the Swing Line Bank who has made the relevant Swing Line Advance); provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

53	SDI – Credit Agreement

(b)            Letter of Credit Fees, Etc.

(i)            The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2023, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of Letters of Credit outstanding from time to time at the rate equal to the Applicable Margin for Term SOFR Rate Advances, as applicable; provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.03(a) shall be payable, to the maximum extent permitted by law, to the other Lenders in accordance with the upward adjustments of their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iii), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account.

(ii)            The Borrower shall pay to each Issuing Bank, for its own account, (A) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount as the Borrower and such Issuing Bank may agree, payable on the date of issuance and on renewal of such Letter of Credit, and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree.

(c)            Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent and each Joint Lead Arranger for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent or such Joint Lead Arranger, as the case may be, including the fees payable to the Joint Lead Arrangers pursuant to any Fee Letter.

54	SDI – Credit Agreement

Section 2.09.         Conversion and Continuation of Advances.

(a)            Optional. Each Conversion of Advances from one Type to another and each continuation of (i) Eurocurrency Rate Advances or RFR Rate Advances may be made, subject to the provisions of Sections 2.07 and 2.10, upon the Borrower’s irrevocable notice no later than 12:00 P.M. (New York City time) on the fourth (4th) Business Day (or fifth (5th) Business Day in the case of a Special Notice Currency) prior to the date of any Conversion or continuation of such Eurocurrency Rate Advances or RFR Rate Advances, as applicable, denominated in Alternative Currencies; (ii) Daily SOFR Rate Advances may be made, subject to the provisions of Sections 2.07 and 2.10, upon the Borrower’s irrevocable notice no later than 12:00 P.M. (New York City time) on the first (1st) Business Day prior to the date of any Conversion or continuation of Daily SOFR Rate Advances, and (iii) Term SOFR Rate Advances may be made, subject to the provisions of Sections 2.07 and 2.10, upon the Borrower’s irrevocable notice no later than 12:00 P.M. (New York City time) on the third (3rd) Business Day prior to the date of any Conversion or continuation of Term SOFR Rate Advances; provided, however, that any Conversion of Term SOFR Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Rate Advances, any Conversion of Base Rate Advances into Term SOFR Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion or continuation shall, within the restrictions specified above, specify (1) the date of such Conversion or continuation, (2) the Advances to be Converted or continued and (3) if such Conversion or continuation is into (or in) Eurocurrency Rate Advances or Term SOFR Rate Advances, the duration of the initial Interest Period for such Advances; provided further that in the case of a failure to timely request a continuation of a Eurocurrency Rate Advance denominated in an Alternative Currency, so long as no Event of Default has occurred and is continuing, such Eurocurrency Rate Advance shall be automatically continued as a Eurocurrency Rate Advance in its original currency with an Interest Period of one month. No Advance may be Converted into or continued as an Advance denominated in a different currency, but instead must be prepaid in the original currency of such Advance and reborrowed in the other currency.

(b)            Mandatory.

(i)             On the date on which the aggregate unpaid principal amount of Term SOFR Rate Advances or Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)             If the Borrower shall fail to select the duration of any Interest Period for any Term SOFR Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Term Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)            If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advance denominated in an Alternative Currency, so long as no Event of Default has occurred and is continuing, such Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be continued as another Eurocurrency Rate Advance with an Interest Period of one month in the same Alternative Currency.

(iv)            Upon the occurrence and during the continuance of any Event of Default, (A) each Term Rate Advance denominated in an Alternative Currency will automatically, on the last day of the then existing Interest Period therefor, be converted into Dollars at the Spot Rate, and then be automatically Converted into a Base Rate Advance, (B) each Term SOFR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance, (C) each RFR Rate Advance in an Alternative Currency will automatically be converted into Dollars at the Spot Rate, and then be automatically Converted into a Base Rate Advance, (D) each Daily SOFR Rate Advance will automatically be Converted into a Base Rate Advance, (E) any obligation of the Lenders to make Advances in an Alternative Currency shall be automatically suspended, and (F) any obligation of the Lenders to make, or to Convert Advances into, Term Rate Advances shall be automatically suspended.

55	SDI – Credit Agreement

Section 2.10.         Increased Costs, Etc.

(a)           If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Advances (whether in Dollars or an Alternative Currency) or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (whether in Dollars or an Alternative Currency) or of agreeing to make or of making or maintaining Letter of Credit Advances (whether in Dollars or an Alternative Currency) (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof) (collectively, “Increased Costs”), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such Increased Costs; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to (at the request of the Borrower) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if, in the reasonable judgment of such Lender Party, the making of such a designation would avoid the need for, or reduce the amount of, such Increased Costs that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, subject such Lender Party to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender Party in connection with such designation or assignment. A notice as to the amount of such Increased Costs, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, due to either (i) a Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital or liquidity required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A notice as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

56	SDI – Credit Agreement

(c)            If, with respect to any Advances, under any Facility, the Required Lenders thereunder notify the Administrative Agent that (i) deposits are not being offered to banks in the applicable interbank market for Dollars or the applicable Alternative Currency, as the case may be, in the amount and Interest Period, if applicable, for such Advances, (ii) adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate, RFR Rate, Daily SOFR Rate or Term SOFR Rate (for the requested Interest Period, if applicable) for such Advances, or (iii) the Eurocurrency Rate, RFR Rate, Daily SOFR Rate or Term SOFR Rate (for any Interest Period, if applicable) for such Advances will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Advance, as applicable (whether in Dollars or an Alternative Currency) (for such Interest Period, if applicable), the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (w) each such Advance denominated in Dollars under such Facility will automatically (on the last day of the then existing Interest Period therefor, if applicable), Convert into a Base Rate Advance, (x) each such Advance denominated in an Alternative Currency under such Facility will automatically (on the last day of the then existing Interest Period therefor, if applicable, or immediately in the case of any RFR Rate Advances) be converted into Dollars at the Spot Rate, and then automatically Convert into a Base Rate Advance, and (y) the obligation of the Appropriate Lenders to make, or to Convert Advances into, any Types of affected Advances shall be automatically suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Advances in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Advances, in Dollars, in the Dollar Equivalents of the amounts specified therein.

(d)            Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances or to continue to fund or maintain Advances hereunder (whether denominated in Dollars or an Alternative Currency), then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each affected Advance denominated in Dollars under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance (and each affected Advance denominated in an Alternative Currency will (on the last day of the Interest Period thereof, if applicable or immediately in the case of any RFR Rate Advances) be converted into Dollars at the Spot Rate and then automatically Convert into a Base Rate Advance) and (ii) the obligation of the Appropriate Lenders to make, or to maintain the affected Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make the affected Advances or to continue to fund or maintain the affected Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of the affected Advances in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Advances in the amounts specified therein, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances, in Dollars, in the Dollar Equivalents of the amounts specified therein.

57	SDI – Credit Agreement

Section 2.11.         Payments and Computations.

(a)            The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day; provided, that, all payments by the Borrower hereunder with respect to principal and interest on Advances denominated an Alternative Currency shall be made to the Administrative Agent, for the account of the Lenders, in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent the Alternative Currency payment amount. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

58	SDI – Credit Agreement

(c)            All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on a Eurocurrency Rate, the Term SOFR Rate, the Daily SOFR Rate, any RFR Rate or the Overnight Bank Funding Rate and of fees (including, without limitation, the unused commitment fee payable pursuant to Section 2.08(a)) and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided, that (x) in the case of Eurocurrency Rate Advances denominated in Australian Dollars or Canadian Dollars, the rate per annum shall be computed on the basis of a year of 365 days and actual days elapsed, and (y) in the case of RFR Rate Advances denominated in Sterling or Yen, the rate per annum shall be computed on the basis of a year of 365 days and actual days elapsed; provided, further, that in the case of Advances denominated in Canadian Dollars, such rate per annum shall be calculated in accordance with clause (g) below. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)            Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or an Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)         If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

59	SDI – Credit Agreement

(g)            Interest Act (Canada). For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.12.         Taxes.

(a)            Any and all payments by the Borrower to or for the account of any Lender Party or the Administrative Agent hereunder or under any Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and any withholding Taxes imposed under FATCA, and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)            In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, any Notes or any other Loan Documents or the transfer of any Notes (hereinafter referred to as “Other Taxes”).

(c)            The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or assessed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

60	SDI – Credit Agreement

(d)            Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)            Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8ECI (or successor forms), as appropriate, or in the case of a Lender Party that is claiming a reduced rate of United States withholding tax because of a tax treaty or that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Forms W-8BEN, W-8BEN-E or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

61	SDI – Credit Agreement

(f)            For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a Change in Law occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)            If a payment made to a Lender Party under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)            Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. Nothing in this Section 2.12 or otherwise in this Agreement shall require any Lender Party to disclose to the Borrower any of its tax returns (or any other information that it deems to be confidential or proprietary).

(i)            Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of the principal of and interest on all Notes and Advances made hereunder.

62	SDI – Credit Agreement

Section 2.13.         Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.14.         Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit), to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes, including, without limitation, for purposes of making capital expenditures, share repurchases, acquisitions and other Investments.

63	SDI – Credit Agreement

Section 2.15.         Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01 and in the definition of “Required Lenders.”

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 8.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Bank hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Bank or Swing Line Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender with respect to any participation in any Swing Line Advance or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Advances under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender with respect to any participation in any Swing Line Advances and/or Letter of Credit Advances; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances or Letter of Credit Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Advances owed to, such Defaulting Lender, until such time as all Advances and funded and unfunded participations in Letter of Credit Advances and Swing Line Advances are held by the Lender Parties pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

64	SDI – Credit Agreement

(iii)           Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund purchases in Letters of Credit Advances or Swing Line Advances pursuant to Sections 2.02(b) and 2.03(c), the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, (x) at the date the applicable Lender becomes a Defaulting Lender and (y) at the date of such reallocation, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit Advances and Swing Line Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Advances of that Lender.

(iv)           Certain Amounts. Except as otherwise provided in Section 2.08, a Defaulting Lender shall be entitled to receive any and all amounts payable to such Defaulting Lender pursuant to the terms hereof (including, without limitation, fees, expenses, reimbursements, and repayments and prepayments of Advances and any interest thereon) for any period during which such Lender is a Defaulting Lender; provided, however, that such Defaulting Lender shall only be entitled to receive fees, interest and repayments and prepayments of Advances to the extent allocable to the sum of (1) the outstanding principal amount of the Advances funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.03(a).

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Bank and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender is no longer a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit Advances and Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

65	SDI – Credit Agreement

Section 2.16.         Evidence of Debt.

(a)            Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note substantially in the form of Exhibit A hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)            The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include an account for each Lender Party, in which account shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17.         Increases in Credit Facilities.

(a)            Request for Increase. Provided that (i) there exists no Default and (ii) the Borrower shall be in compliance with the covenants contained in Section 5.04 (as determined on a Pro Forma Basis, (x) after giving full effect to the incurrence of the requested Incremental Facility, and (y) assuming for such purposes that all Incremental Revolving Credit Commitments under all previously incurred and then-outstanding Incremental Revolving Credit Facilities, and all Incremental Revolving Credit Commitments under the requested Incremental Revolving Facility (if any), are fully drawn), upon written notice to the Administrative Agent, the Borrower may, from time to time, on the terms and conditions set forth in the applicable Incremental Assumption Agreement, request (x) an increase in the Revolving Credit Facility (each an “Incremental Revolving Credit Facility”), (y) the upsizing of an existing Incremental Term Facility or the creation of one or more new term loan facilities (each an “Incremental Term Facility” and, together with any Incremental Revolving Credit Facility, an “Incremental Facility”); provided, however, that in no event shall the aggregate principal amount of all Incremental Facilities incurred after the Closing Date exceed the Incremental Amount at such time; provided, further that any such request for an Incremental Facility shall be in a minimum amount of $25,000,000. If the Borrower elects to request that existing Revolving Credit Lenders participate in an Incremental Facility, then at the time of sending such notice, the Borrower shall request that the Administrative Agent promptly notify the Revolving Credit Lenders of such request and (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

66	SDI – Credit Agreement

(b)            Lender Elections to Increase. If requested by the Borrower to participate in an Incremental Facility, each Lender shall notify the Administrative Agent within such time period as set forth in the notice referred to in clause (a) whether or not it agrees to participate in the Incremental Facility and, if so, by what principal amount. Any Lender not responding within such time period shall be deemed to have declined to participate in the applicable Incremental Facility. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(c)           Additional Lenders. Subject to the approval of the Administrative Agent and the Joint Lead Arrangers and, in the case of any Incremental Revolving Credit Facility, each Issuing Bank and the Swing Line Bank (which approvals shall not be unreasonably withheld), the Borrower may, in lieu of or in addition to requesting that existing Lenders provide such increase, invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers, and their respective counsel.

(d)            Terms and Conditions of Incremental Facilities. Each Incremental Revolving Credit Facility shall be on the same terms and conditions as are applicable to the existing Revolving Credit Facility. Each Incremental Term Facility shall (A) be an unsecured term loan that is pari passu as to right of payment with the Revolving Credit Facility, (B) mature no earlier than the Latest Maturity Date, (C) at the time it is made, have a weighted average life to maturity that is no shorter than the longest remaining weighted average life to maturity of any then-outstanding Incremental Term Facility, (D) have terms and conditions (excluding interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) consistent with the Revolving Credit Facility, and to the extent not consistent with the terms and conditions of the Revolving Credit Facility due to the nature of such loans as term loans, subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed), (E) not have the benefit of any financial maintenance covenants more restrictive or onerous than the covenants set forth in Section 5.04 unless the Lenders under the other Facilities also have the benefit of such financial maintenance covenant on the same terms, or such financial maintenance covenant applies only after the latest Maturity Date then applicable to any Facility, and (F) require that any mandatory prepayments be made in accordance with Section 2.06(b) hereof.

67	SDI – Credit Agreement

(e)            In connection with any Incremental Facility this Agreement may be amended pursuant to the applicable Incremental Assumption Agreement, which shall have been executed and delivered by the Borrower, the Administrative Agent and the Joint Lead Arrangers, to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein and to reflect such increase as a facility hereunder, which may include the addition of an Incremental Term Facility as a new term facility and the inclusion of any such new term facility in calculations of amounts outstanding under this Agreement and in the provisions relating to prepayments set forth in Section 2.06 and to amendments and waivers set forth in Section 8.01.

(f)          Effective Date and Allocations. After satisfaction of the conditions set forth in this Section 2.17 with respect to the applicable Incremental Facility, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Facility Effective Date”) and the final allocation of such Incremental Facility. The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders (including Eligible Assignees that become Lenders in accordance with clause (c) above) of the final allocation of such Incremental Facility and the Incremental Facility Effective Date.

(g)            Conditions to Effectiveness of Increase. As a condition precedent to such Incremental Facility, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Incremental Facility Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to the Incremental Facility, and (ii) in the case of the Borrower, certifying that, before and after giving effect to the Incremental Facility, and the drawings thereunder on the relevant Incremental Facility Effective Date, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Incremental Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (g) and (h) of Section 4.01 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03, (B) no Default exists or would exist after giving full pro forma effect to the requested Incremental Facility and (C) the Borrower is in compliance with the covenants in Section 5.04 (determined on a Pro Forma Basis (x) after giving full effect to the incurrence of the requested Incremental Facility, and (y) assuming for such purposes that all Incremental Revolving Credit Commitments under all previously incurred and then-outstanding Incremental Revolving Credit Facilities, and all Incremental Revolving Credit Commitments under the requested Incremental Revolving Facility (if any), are fully drawn) (together with calculations in detail reasonably satisfactory to the Joint Lead Arrangers). In the case of an Incremental Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Advances outstanding on the Incremental Facility Effective Date (and pay any additional amounts required pursuant to Section 8.04(c)) to the extent necessary to keep the outstanding Revolving Credit Advances ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(h)            Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 2.13 or 8.01 to the contrary.

68	SDI – Credit Agreement

(i)            Amendments. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with incurrent of any Incremental Facility on terms consistent with the relevant provisions of this Section 2.17(i).

Section 2.18.         Benchmark Replacement Setting

Defined terms used in this Section 2.18 and not defined in Section 1.01 shall have the meanings set forth in Section 2.18(f) hereof.

(a)           Benchmark Replacement. Notwithstanding anything herein to the contrary or in any other Loan Document, if the Administrative Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection; provided, however, that a Benchmark Replacement for the CDOR Rate shall be determined in accordance with the Section below titled “CDOR Replacement” unless the Administrative Agent cannot determine a “CDOR Replacement” under the definition of that term (in which case a Benchmark Replacement shall be determined pursuant to the provisions of clause (B) of this Section titled “Benchmark Replacement” and clause (4) of the definition of “Benchmark Replacement”).

(i)            CDOR Replacement. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL, if the then-current Benchmark for Canadian Dollars is the CDOR Rate, the CDOR Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment hereto or to any other Loan Document, or further action or consent of any other party to any Loan Document.

69	SDI – Credit Agreement

(ii)            Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (A) the benchmark rate determined in accordance with clause (1) of the definition of “CDOR Replacement” will replace the then-current Benchmark for Canadian Dollars for all purposes hereunder and under any other Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, any Loan Document; and (B) each Advance outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark for Canadian Dollars shall convert, at the start of the next interest payment period, into a Advance bearing interest based on the benchmark rate determined in accordance with clause (1) of the definition of “CDOR Replacement” having a tenor approximately the same length as the interest payment period applicable to such Advance immediately prior to the conversion or such other Available Tenor as may be selected by the Borrower and agreed to by the Administrative Agent; provided, that this Section titled “Secondary Term CORRA Conversion” shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice.

(iii)            Use of Certain Terms in Relation to Canadian Dollar Benchmarks. For all purposes hereunder and under any other Loan Document, the term “Benchmark Replacement” and the term “Benchmark,” as applicable, shall be deemed to include (I) the CDOR Replacement (in the case of a replacement of the CDOR Rate pursuant to the Section above titled “CDOR Replacement”) and (II) any other benchmark rate that replaces such CDOR Replacement pursuant hereto (whether resulting from the application of the Section above titled “Secondary Term CORRA Conversion” or the application of the Section above titled “Benchmark Replacement”, or otherwise), any other provisions of this Agreement or the other Loan Documents notwithstanding. For greater certainty, any reference to “Benchmark” in relation to the CDOR Rate or any Benchmark Replacement in respect thereof shall include, as applicable, any published component used in the calculation thereof.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 2.18.

70	SDI – Credit Agreement

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for an Advance bearing interest based on or with reference to such Benchmark or conversion to or continuation of Advances bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Advances bearing interest as a Base Rate Advance. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)            As used in this Section 2.18:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency (a) is Daily SOFR, one month, and (b) is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section.

71	SDI – Credit Agreement

“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR, the Term SOFR Reference Rate and Daily 1M SOFR; (b) Euros, Sterling, Swiss Francs, or Yen the Daily Simple RFR applicable for such Currency; or (c) Canadian Dollars or Australian Dollars, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 2.18.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Where the Benchmark is the Term SOFR Rate or Daily 1M SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment for a 1-month Interest Period;

(2)            [Intentionally Omitted];

(3)            [Intentionally Omitted]; and

(4)         the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (4) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

72	SDI – Credit Agreement

“Benchmark Replacement Conforming Changes” means, with respect to the Term SOFR Rate, Daily SOFR Rate, any Daily Simple RFR, any Eurocurrency Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily SOFR Rate, any Daily Simple RFR, any Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily SOFR Rate, any Daily Simple RFR, any Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

73	SDI – Credit Agreement

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 2.18 titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 2.18 titled “Benchmark Replacement Setting.”

74	SDI – Credit Agreement

“CDOR Replacement” means the first alternative set forth below that can be determined by the Administrative Agent:

(1)	the sum of: (A) Term CORRA and (B) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; or

(2)	the sum of: (A) Daily Simple CORRA and (B) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration;

provided, that if the CDOR Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Daily Simple CORRA” means, for any day, CORRA with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “daily simple CORRA” for business loans; provided that if such conventions have not been selected or recommended by the Relevant Governmental Body or if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Relevant Governmental Body” means (a) the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to Alternative Currency Advances, in addition to the Persons named in clause (a) of this definition, the comparable Official Body or other applicable Person for loans in such Alternative Currency as determined by the Administrative Agent in its sole discretion.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an “Interest Period” (or any similar or analogous definition), determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Transition Event.

75	SDI – Credit Agreement

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and the Borrower, for the replacement of the then-current Benchmark for Canadian Dollars with the benchmark rate determined in accordance with clause (1) of the definition of “CDOR Replacement”, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by the Administrative Agent that (A) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (B) the administration of Term CORRA is administratively feasible for the Administrative Agent and (C) a Benchmark Replacement for Canadian Dollars, other than Term CORRA, has replaced the CDOR Rate in accordance with the Section herein titled “CDOR Replacement.”

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Article III

CONDITIONS OF EFFECTIVENESS, LENDING AND
ISSUANCES OF LETTERS OF CREDIT

Section 3.01.      Conditions Precedent to the Closing Date. The effectiveness of this Agreement, and the obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit, and the occurrence of the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)           The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Joint Lead Arrangers and the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)            Notes payable to the order of the Lenders to the extent timely requested by such Lenders, pursuant to Section 2.16.

(ii)           The Administrative Agent shall have received a copy of this Agreement duly executed and delivered by each party thereto.

(iii)          Certified copies of (A) the resolutions of the board of directors or of the members or managers of the Borrower approving the execution, delivery and performance of this Agreement and each other Loan Document, and (B) all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement and the other Loan Documents.

76	SDI – Credit Agreement

(iv)          A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or organization of the Borrower, dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the charter, articles of incorporation or articles of organization, as the case may be (“Organizational Documents”) of the Borrower and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to the Borrower’s Organizational Documents on file in such Secretary’s office, (2) if applicable, the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is duly incorporated or organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or organization.

(v)           A certificate of the Borrower, signed on behalf of the Borrower by a Responsible Officer, dated the date of the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the Organizational Documents of the Borrower since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws or operating agreement, as applicable, of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date of the Closing Date, (C) the due incorporation/organization and good standing or valid existence of the Borrower as a corporation or limited liability company organized under the laws of the jurisdiction of its incorporation or organization, and the absence of any proceeding for the dissolution or liquidation of the Borrower, (D) (x) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Closing Date and (y) the absence of any event occurring and continuing, or resulting from the Closing Date, that constitutes a Default and (E) the current Debt Ratings.

(vi)          A certificate of a Responsible Officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vii)         A favorable opinion of Barrett McNagny, LLP counsel for the Borrower, in substantially the form of Exhibit D hereto and as to such other matters as the Administrative Agent or the Joint Lead Arrangers may reasonably request.

(viii)        Evidence satisfactory to the Administrative Agent and the Joint Lead Arrangers that a nationally recognized Process Agent shall have been appointed as Process Agent under Section 8.12 hereof.

(b)            There has been no event or condition since December 31, 2022 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

77	SDI – Credit Agreement

(c)            There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document, and there shall have been no adverse change in the status, or financial effect on, the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(d)            The Borrower shall have paid (i) all accrued fees of the Joint Lead Arrangers, the Administrative Agent and the Lender Parties and all accrued expenses of the Joint Lead Arrangers (including the accrued fees and expenses of counsel to the Joint Lead Arrangers and the Administrative Agent, and local counsel to the Lender Parties), and (ii) all accrued and unpaid interest, fees, expenses, and reimbursement Obligations pursuant to the terms of the Existing Credit Agreement or otherwise due in respect of the Existing Credit Facilities.

(e)            All advances and other amounts owing under the Existing Credit Agreement shall have been repaid in full. The commitments under the Existing Credit Agreement shall have terminated and the letters of credit issued thereunder shall have been canceled or the reimbursement of draws thereunder provided for in a manner acceptable to the Administrative Agent (it being understood that treating such letters of credit as Existing Letters of Credit hereunder is acceptable to the Administrative Agent), and all guaranties, if any, supporting any Debt under the Existing Credit Agreement shall have been fully released and terminated.

(f)             The Administrative Agent and the Lender Parties shall have received, at least three (3) Business Days prior to the Closing Date, an executed Certificate of Beneficial Ownership (in form and substance acceptable to the Administrative Agent and each Lender Party), and shall have received, at least three (3) Business Days prior to the Closing Date all other documentation and other information requested at least seven (7) days prior to the Closing Date in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 3.02.      Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of an Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

78	SDI – Credit Agreement

(i)            the representations and warranties contained in each Loan Document (other than the representations and warranties included in Section 4.01(g)(ii) and Section 4.01(f)(i)) are true and correct in all material respects (provided, that those representations and warranties which are already qualified as to materiality or as to Material Adverse Effect shall be true and correct in all respects (after giving effect to such qualification therein)) on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii)           no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

(b)            in the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Advances to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency; and

(c)            the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or the Joint Lead Arrangers may reasonably request.

Section 3.03.      Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Closing Date specifying its objection thereto.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.      Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)            The Borrower and each of its Subsidiaries (i) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite entity power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

79	SDI – Credit Agreement

(b)            [Reserved].

(c)            The execution, delivery and performance by the Borrower of each Loan Document are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award or (iii) conflict with or result in the breach of, or the creation of (or the requirement to create) any Lien under or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties.

(d)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by the Borrower of any Loan Document.

(e)            This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(f)             There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document, and there has been no material adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)            (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at, December 31, 2022, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2023, and the related Consolidated statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at March 31, 2023, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis. (ii) Since December 31, 2022, there has been no Material Adverse Change and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

80	SDI – Credit Agreement

(h)            [Reserved].

(i)             Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Borrower to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j)             Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)            Neither the Borrower nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(l)             No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of the Borrower or any ERISA Affiliate.

(i)            Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(ii)           Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in “endangered” or “critical” status within the meaning of Section 305 of ERISA.

81	SDI – Credit Agreement

(m)           The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. Such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)            The Borrower and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(o)            The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no product, service, process, method, substance, part or other material now used, or now contemplated to be used, by the Borrower or any Subsidiary infringes, misappropriates or otherwise violates upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(q)            No Covered Entity is a Sanctioned Person. To the knowledge of the Borrower, no director, officer, employee, agent, affiliate or representative of any Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country, a Designated Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country, a Designated Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law, or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

82	SDI – Credit Agreement

(r)             The Borrower and its Subsidiaries, and all affiliates and representatives thereof, have conducted their business in compliance with all Anti-Corruption Laws and Anti-Terrorism Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and applicable Sanctions.

(s)            The Borrower is not an Affected Financial Institution.

(t)             The Certificate of Beneficial Ownership for the Borrower executed and delivered to the Administrative Agent and the Lenders on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

Article V

COVENANTS OF THE BORROWER

Section 5.01.      Affirmative Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)            Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, all Anti-Terrorism Laws and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)            Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

83	SDI – Credit Agreement

(d)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (i) in such amounts, with such deductibles and covering such properties and assets, and covering such risks as is usually carried by companies engaged in similar businesses and owning similar assets and properties in the same localities in which the Borrower or such Subsidiary operates, and (ii) provided by responsible, financially sound and reputable insurance companies or associations that are not Affiliates of the Borrower, provided, that the Borrower and its Subsidiaries may self-insure through one or more captive insurance subsidiaries in respect of such risks with respect to which similarly situated companies of established reputation engaged in similar businesses commonly self-insure.

(e)            Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (and in the case of the Borrower, its existences as a registered organization in a state within the United States or in the District of Columbia), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that (i) the Borrower may cause any of its Subsidiaries to change its legal structure and/or legal name so long as such change does not reduce, diminish, impair or otherwise disadvantage the Borrower, such Subsidiary or the Lender Parties in any material respect, (ii) the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and (iii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(f)             Visitation Rights. At any reasonable time and from time to time, permit any of the Administrative Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g)            Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

84	SDI – Credit Agreement

(i)             Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j)             Use of Proceeds. Use the proceeds of the Advances solely to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes, including, without limitation, for purposes of making capital expenditures, share repurchases and acquisitions and other Investments.

(k)            Anti-Money Laundering/International Trade Law Compliance. Each Covered Entity shall comply with all Anti-Terrorism Laws and all Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions. The Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

Section 5.02.      Negative Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

(a)            Liens, Etc. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i)             Liens created under the Loan Documents;

(ii)            Permitted Liens;

(iii)           Liens existing on the date hereof and listed on Schedule 5.02(a) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 5.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 5.02(b);

(iv)           purchase money Liens arising from financings upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

85	SDI – Credit Agreement

(v)            Liens on or with respect to the Equity Interests or assets of a newly-formed or newly-acquired Subsidiary granted in connection with financing the formation of, or the acquisition of all of the Equity Interests or all or substantially all of the assets of, such Person; and

(vi)           Liens not otherwise permitted under this Section 5.02(a) which secure Debt of the Borrower; provided that the aggregate principal amount of Debt secured by such Liens shall not exceed, in the aggregate, at any time, the amount that is (1) 15.0% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries minus (2) the aggregate principal amount of Debt outstanding at such time that was incurred pursuant to Section 5.02(b)(v) below, as determined immediately prior to the incurrence of such Debt.

(b)            Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)             Debt owed to the Borrower or a wholly owned Subsidiary of the Borrower;

(ii)            the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing (except by an amount equal to a reasonable premium paid, and reasonable fees and expenses incurred, in connection with such refinancing), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate;

86	SDI – Credit Agreement

(iii)           Debt of a newly-formed or newly-acquired Subsidiary owed to a Person financing the formation of such Subsidiary or the acquisition of all of the Equity Interests in or all or substantially all of the assets of such Subsidiary;

(iv)           indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(v)            so long as no Event of Default has occurred and is continuing or would result therefrom, other Debt in an aggregate principal amount at any time outstanding not to exceed the amount that is (1) 15.0% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries minus (2) the aggregate principal amount of Debt secured by Liens at such time that was incurred pursuant to Section 5.02(a)(vi) above, as determined immediately prior to the incurrence of such Debt.

(c)            Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(d)            Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)             any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; and

(ii)            in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

(e)            Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

(f)             Investments in Other Persons. Make, or permit any of its Subsidiaries to make, any Investment in any Person, except:

(i)             Investments of the Borrower in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in the Borrower or in another wholly-owned Subsidiary;

87	SDI – Credit Agreement

(ii)            loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii)           Investments by the Borrower and its Subsidiaries in cash equivalents or short term investments; and

(iv)           other Investments, provided, that, both before and after giving effect to any such Investment the Borrower is in compliance with the covenants contained in Section 5.04, calculated on a Pro Forma Basis, based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03;

(g)            Restricted Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligation or securities on account of any Equity Interests of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any Equity Interests of the Borrower (collectively, “Restricted Payments”), except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i) through (ii) below or would result therefrom:

(i)             the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower, (B) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights and (C) purchase, redeem, retire or defease any Debt that is convertible into Equity Interests; and

(ii)            the Borrower may make other Restricted Payments so long as the Borrower is in compliance with the financial covenants set forth in Section 5.04 hereof, calculated on a Pro Forma Basis, based on the financial statements most recently delivered pursuant to Section 5.03.

(h)            Accounting Changes. Make or permit any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) Fiscal Year.

(i)             Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except in connection with (A) any Surviving Debt and (B) any Debt permitted by Section 5.02(b)(iii).

(j)             Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement or instrument evidencing Surviving Debt.

88	SDI – Credit Agreement

(k)            Sanctions; Anti-Money Laundering; Anti-Corruption Law.

(i)             Become, or permit any Covered Entity to become, a Sanctioned Person; or

(ii)            Either in its own right, or through any third party, (A) have any of its assets (or permit any Covered Entity to have any of its assets) in a Sanctioned Country or Designated Jurisdiction, or in the possession, custody or control of a Sanctioned Person, in violation of any Anti-Terrorism Law, (B) do business in or with (or permit any Covered Entity to do business in or with), or derive (or permit any Covered Entity to derive) any of its income from investments in or transactions with, any Sanctioned Country or Designated Jurisdiction, or any Sanctioned Person in violation of any Anti-Terrorism Law, (C) engage in (or permit any Covered Entity to engage in) any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use the Advances to fund, directly or through any Covered Entity, any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Designated Jurisdiction, or a Sanctioned Person, or in violation of any Anti-Terrorism Law; or

(iii)           Repay or prepay the Obligations with funds derived from any unlawful activity; or

(iv)          Use, or permit any Covered Entity to use any Advances or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws, any Sanctions or any Anti-Terrorism Laws in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

Section 5.03.      Reporting Requirements. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lender Parties:

(a)            Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)           Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders together with (i) a certificate of a Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a certificate in substantially the form of Exhibit E hereto demonstrating the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

89	SDI – Credit Agreement

(c)            Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) a certificate in substantially the form of Exhibit E hereto demonstrating the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)            Debt Rating. Any announcement of a change in a Debt Rating.

(e)            Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings in which the amount involved is in excess of $50,000,000 before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on the Borrower or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f)             ERISA. ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

90	SDI – Credit Agreement

(i)            Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(ii)            Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(g)            Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(h)            Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as the Administrative Agent or the Joint Lead Arrangers, or any Lender Party through the Administrative Agent, may from time to time reasonably request and such other information and documentation for purposes of compliance by the Administrative Agent or any Lender Party with applicable laws (including, without limitation, the Patriot Act and other “know your customer” and anti-money laundering rules and regulations) and any policy or procedure implemented by the Administrative Agent or such Lender Party to comply therewith as the Administrative Agent or such Lender Party may from time to time reasonably request.

Section 5.04.      Financial Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)            Debt-Cap Ratio. Maintain, at all times, a Debt-Cap Ratio of no more than 0.60:1.00.

(b)            Interest Coverage Ratio. Maintain, at all times, determined on a Pro Forma Basis, an Interest Coverage Ratio of no less than 2.50:1.00.

91	SDI – Credit Agreement

Article VI

EVENTS OF DEFAULT

Section 6.01.      Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            (i)  the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or the Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within two (2) Business Days after the same becomes due and payable; or

(b)            any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)            the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.03(e), 2.14, 5.01(e), (f), (i) or (k), 5.02, 5.03 or 5.04; provided that the Borrower shall have a cure period of three Business Days for any failure to perform or observe the covenants contained in Section 5.03; or

(d)            the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)            the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $125,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

92	SDI – Credit Agreement

(f)             the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)            any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $125,000,000 shall be rendered against the Borrower or any of its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)            any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(k) shall for any reason cease to be valid and binding on or enforceable against the Borrower party to it, or any the Borrower shall so state in writing; or

(i)             a Change of Control shall occur; or

(j)             any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and the ERISA Affiliates related to such ERISA Event) exceeds $20,000,000; or

(k)            the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum; or

93	SDI – Credit Agreement

(l)             the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which termination occurs by an amount exceeding $20,000,000; or

(m)           any representation or warranty contained in Section 4.01(r) is or becomes false or misleading at any time;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable and (C) by notice to any Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Standby Letter of Credit issued by it, and such Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02.      Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, such deposit in the L/C Cash Collateral Account shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account (including following the Termination Date), such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

94	SDI – Credit Agreement

Article VII

THE ADMINISTRATIVE AGENT, ETC.

Section 7.01.      Authorization and Action. Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and an Issuing Bank (if applicable)) hereby appoints and authorizes the Joint Lead Arrangers and the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Joint Lead Arrangers and the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), neither the Administrative Agent nor the Joint Lead Arrangers shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that neither the Administrative Agent nor the Joint Lead Arrangers shall be required to take any action that exposes the Administrative Agent nor the Joint Lead Arrangers to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

Section 7.02.      Reliance, Etc. Neither the Joint Lead Arrangers nor the Administrative Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Joint Lead Arrangers and the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Administrative Agent or the Joint Lead Arrangers, the Administrative Agent or the Joint Lead Arrangers has received notice from the Administrative Agent that it has received and accepted such Assignment and Assumption, in each case as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

95	SDI – Credit Agreement

Section 7.03.      Bank of America, PNC Bank, Wells Fargo Bank, National Association and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, each of Bank of America, PNC Bank and Wells Fargo Bank, National Association shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Bank of America, PNC Bank and Wells Fargo Bank, National Association in their respective individual capacities. Bank of America, PNC Bank and Wells Fargo Bank, National Association and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any such Subsidiary, all as if Bank of America, PNC Bank and Wells Fargo Bank, National Association were not Joint Lead Arrangers or the Administrative Agent and without any duty to account therefor to the Lender Parties.

Section 7.04.      Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

96	SDI – Credit Agreement

Section 7.05.      Indemnification.

(a)            Each Lender Party severally agrees to indemnify each Lead Arranger and the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, (a) that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Lead Arranger’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction with respect to the Administrative Agent or the Joint Lead Arrangers, as the case may be and (b) Lenders holding only Incremental Term Advances shall not be required to so indemnify in respect of matters relating to Letters of Credit (with such indemnity being provided solely by Lenders holding Revolving Credit Commitments). Without limitation of the foregoing, each Lender Party agrees to reimburse the Joint Lead Arrangers and the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Lead Arranger or the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)            Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

97	SDI – Credit Agreement

(c)            For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to such Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 7.06.      Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents, and except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, in no event shall any Defaulting Lender be permitted to become a successor Administrative Agent.

98	SDI – Credit Agreement

Section 7.07.      The Joint Lead Arrangers, the Syndication Agents and the Documentation Agents. It is understood and agreed by all parties hereto that neither the Joint Lead Arrangers, nor any Syndication Agent, nor any Documentation Agent shall have any duties or responsibilities under this Agreement (except, as to the Joint Lead Arrangers, for certain approval rights expressly provided for herein), and shall have no liability for any actions taken or not taken in connection with this Agreement or the other Loan Documents.

Section 7.08.      Lender Representations.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

99	SDI – Credit Agreement

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 7.09.      Erroneous Payments(a)      . (a) If the Administrative Agent notifies a Lender Party or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

100	SDI – Credit Agreement

(b)            Without limiting immediately preceding clause (a), each Lender Party or any Person who has received funds on behalf of a Lender Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.09(b).

(c)            Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party under any Loan Document, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

101	SDI – Credit Agreement

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender Party at any time, (i) such Lender Party shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender Party shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender Party shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender Party shall become a Lender Party, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender Party shall cease to be a Lender Party hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender Party and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender Party shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender Party and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)             To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 7.09 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

102	SDI – Credit Agreement

Article VIII

MISCELLANEOUS

Section 8.01.      Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) decrease the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (ii) amend Section 2.05(a)(ii), Section 2.13, or this Section 8.01, or any other provision of this Agreement that expressly provides that the consent of all Lenders, or all affected Lenders, is required, or (iii) amend the definition of “Required Lenders” or “Pro Rata Share” (provided, that additional extensions of credit made pursuant to Section 2.17 shall be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Credit Commitments and the Revolving Credit Advances are included on the Closing Date); and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender if such Lender is directly affected by such amendment, waiver or consent, (i) increase or extend the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender, (v) amend Section 1.05 or the definition of “Alternative Currency”, or (vi) alter the ratable treatment of Obligations arising under any of the Loan Documents, in a manner that adversely effects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or an Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of such Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

103	SDI – Credit Agreement

Section 8.02.      Notices, Etc.

(a)            All notices and other communications provided for hereunder shall be in writing (which shall include any electronic transmission by facsimile (except in the case of the Borrower) or in “.pdf,” “.tiff” or other customary format) and mailed, sent by electronic mail (to the extent agreed pursuant to clause (b) below) faxed (except in the case of the Borrower) or delivered, if to the Borrower, at its address at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, Attention: Richard A. Poinsatte (260-969-3560); if to any Lender Party, at its Applicable Lending Office; and if to the Administrative Agent, at its address at PNC Firstside Center, 500 First Avenue, P7-PFSC-04-I, Pittsburgh, Pennsylvania 15219, Attention: Kimberly Kelly (facsimile 412-762-2905) and with respect to notices and/or deliveries pursuant to Section 5.03; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and other communications shall, when mailed, sent by electronic mail or faxed (provided, however, that no notice or other communication shall be provided to the Borrower by facsimile), be effective when deposited in the mails or transmitted in “.pdf,” “.tiff” or other customary format or by facsimile, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by facsimile or “.pdf” of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof; provided, however, that no such communication shall be delivered to the Borrower by facsimile.

(b)            Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise specifically agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            (i)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform.

(ii)           The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this section, including through the Platform.

104	SDI – Credit Agreement

Section 8.03.      No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.04.      Costs and Expenses; Indemnification.

(a)            The Borrower agrees to pay on demand (i) all costs and expenses of the Joint Lead Arrangers and except as otherwise provided in this Agreement, also the Administrative Agent, in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Joint Lead Arrangers and the Administrative Agent with respect thereto, including the reasonable fees and expenses of Shearman & Sterling LLP with respect to advising the Joint Lead Arrangers or the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto, it being understood and agreed that with respect to the payment of legal fees and expenses, unless and until the circumstances set forth in clause (ii) below shall occur, the Borrower shall only be responsible for the fees and expenses of Shearman & Sterling LLP and any local counsel selected by it in connection with any and all of the foregoing), and (ii) all costs and expenses of each of the Joint Lead Arrangers, the Administrative Agent and each Lender Party in connection with the enforcement of and/or the protection of its rights under the Loan Documents and Advances made and Letters of Credit issued hereunder, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, or any workout, restructuring or negotiations in respect of the Loan Documents, such Advances or such Letters of Credit (including, without limitation, the reasonable fees and expenses of counsel for each of the Joint Lead Arrangers, the Administrative Agent and each Lender Party with respect thereto).

105	SDI – Credit Agreement

(b)            The Borrower agrees to indemnify, defend and save and hold harmless each of Bank of America, BofA Securities, Inc., PNC Bank, PNC Capital Markets LLC, Wells Fargo Bank, and Wells Fargo Securities, LLC, each Lender Party and each of their respective Affiliates and their respective partners, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, settlement costs, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including the allocated cost of internal counsel)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any actual or prospective claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the performance by the parties hereto of their respective obligations hereunder or thereunder or any of the transactions contemplated thereby or (ii) the actual or alleged presence or release of Hazardous Materials on any property owned or operated by the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY. The Borrower also agrees not to assert, and hereby waives, any claim against any Lead Arranger, the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective partners, officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit or any of the transactions contemplated hereby. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)            If any payment of principal of, or Conversion of, any Term Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

106	SDI – Credit Agreement

(d)            If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender Party, in its sole discretion.

(e)            Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 8.05.      Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, further, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.

Section 8.06.      Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

107	SDI – Credit Agreement

Section 8.07.      Assignments and Participations.

(a)            Each Lender may, and (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent and so long as no Default shall have occurred and is continuing at the time of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance (other than as to assignments to then existing Lenders and/or their Affiliates) and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and together with a processing and recordation fee in the amount of $3,500; provided, however, that the processing and recordation fee set forth in sub-clause (iv) above shall not be payable (A) with respect to an assignment by any Lender Party to an Affiliate or an Approved Fund of such Lender Party, or (B) with respect to an assignment (x) which is both by and to an existing Lender Party or (y) with a stated effective date occurring prior to the 90th day after the Closing Date hereof.

(b)            Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or an Issuing Bank, as the case may be, hereunder and (ii) the Lender or an Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or an Issuing Bank’s rights and obligations under this Agreement, such Lender or such Issuing Bank shall cease to be a party hereto).

108	SDI – Credit Agreement

(c)            By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or an Issuing Bank, as the case may be.

(d)            The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)            Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

109	SDI – Credit Agreement

(f)             Each Issuing Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that each such assignment shall be to an Eligible Assignee and the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(g)            Each Lender Party may sell participations to one or more Persons (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or any of Affiliates thereof) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(h)            Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)             Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

110	SDI – Credit Agreement

(j)             No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(k)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and purchases of Letters of Credit Advances and Swing Line Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 8.08.      Replacement of Lenders. If any Lender (a) requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 of Section 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), or (b) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent (such Lender, a “Non-Consenting Lender”), then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense and effort to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Advances and its Commitments hereunder to one or more Eligible Assignees; in each case, provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 8.07(a);

111	SDI – Credit Agreement

(ii)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12 (A) in the event that as of any date, more than one Lender shall have an outstanding request for any such compensation, the Borrower shall not require an assignment by any one Lender requesting such compensation at such time without also requiring an assignment by all such Lenders, and (B) such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, any such assignee shall consent, at the time of such assignment, to the matters in respect of which such Non-Consenting Lender failed to consent; and

(v)           such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 8.09.      Execution in Counterparts; Electronic Execution(a)      . This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

112	SDI – Credit Agreement

Section 8.10.      No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Administrative Agent, the Lenders nor any Issuing Bank nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; (d) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), or any error in interpretation of technical terms therein; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 8.11.      Confidentiality. The Administrative Agent and each Lender Party shall hold all information supplied by the Borrower or any of its Subsidiaries that is marked confidential (the “Confidential Information”) confidential in accordance with its customary practices for handling confidential information, provided that, in any event, disclosure may be made without the consent of the Borrower, (a) to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender Party or any of its Affiliates, (d) to any of S&P, Moody’s or Fitch when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender Party, (e) on a confidential basis to swap counterparties in connection with hedging transactions entered into by a Lender Party with respect to the Borrower or any of obligations of the Borrower and (f) as may be reasonably necessary in connection with the enforcement of the rights and remedies of the Lender Parties under the Loan Documents.

113	SDI – Credit Agreement

Section 8.12.      Jurisdiction, Etc.

(a)            Each of the parties hereto hereby irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or relating to this Agreement or any of the other Loan Documents in any forum other than any New York State or Federal court located in New York County, and any appellate court from any thereof, (ii) submits, for itself and its property, to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and (iii) agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such federal court may be made upon CT Corporation System or other nationally recognized process agent (the “Process Agent”) to be designated by the Borrower from time to time by written notice to the Administrative Agent and the Borrower hereby irrevocably appoints such Process Agent its authorized agent to accept such service of process, and agrees that the failure of such Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.13.      Governing Law. Each Loan Document (other than the Letters of Credit, to the extent specified below and except as otherwise expressly set forth in a Loan Document) will each be deemed to be a contract made under and governed by the laws of the State of New York (including for such purpose Sections 5-1407 and 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or the related Letter of Credit Agreement, or if no laws or rules are designated, the International Standby Practices (ISP98 – International Chamber of Commerce Publication Number 590 (the “ISP Rules”)) and, as to matters not governed by the ISP Rules, the internal laws of the State of New York. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

114	SDI – Credit Agreement

Section 8.14.      Designation of a Different Applicable Lending Office. Each Lender may make any extensions of credit to the Borrower through any Applicable Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the extensions of credit in accordance with the terms of this Agreement.

Section 8.15.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement severally provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders (severally), on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.16.      Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and addresses and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

115	SDI – Credit Agreement

Section 8.17.      Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.18.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 8.19.      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

116	SDI – Credit Agreement

Section 8.20.      Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 8.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

117	SDI – Credit Agreement

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

118	SDI – Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STEEL DYNAMICS, INC.,
as Borrower

By	/s/ Richard A. Poinsatte
Name: Richard A. Poinsatte
Title: Vice President and Treasurer

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, an Initial Issuing Bank,
Swing Line Bank and a Lender

By	/s/ Dan Scherling
Name: Dan Scherling
Title: Vice President

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

BANK OF AMERICA, N.A.
as a Lender and an Initial Issuing Bank

By	/s/ Michael Contreras
Name: Michael Contreras
Title: Director

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/ Rosalie C. Hawley
Name: Rosalie C. Hawley
Title: Senior Vice President

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By	/s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Managing Director

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

MORGAN STANLEY BANK, N.A.,
as a Lender

By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

BMO HARRIS BANK N.A.,
as a Lender

By	/s/ Evan Ponder
Name: Evan Ponder
Title: Assistant Vice President

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

CITIZENS BANK, N.A.,
as a Lender

By	/s/ Izabela Algave
Name: Izabela Algave
Title: Vice President

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/ Tony Pisciotta
Name: Tony Pisciotta
Title: Assistant Vice President

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

TRUIST BANK,
as a Lender

By	/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Director

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as a Lender

By	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By	/s/ Andrew Pargament
Name: Andrew Pargament
Title: Executive Director

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

GOLDMAN SACHS BANK USA,
as a Lender

By	/s/ Andrew Vernon
Name: Andrew Vernon
Title: Authorized Signatory

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Mary Ann Hawley
Name: Mary Ann Hawley
Title: Vice President

[SDI – CREDIT AGREEMENT – SIGNATURE PAGE]